SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

BioDelivery Sciences International, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing July 17, 2019, BioDelivery Sciences International, Inc. intends to send the following communication to certain stockholders. This information supplements information contained in BioDelivery Sciences International, Inc’s definitive proxy statement dated June 17, 2019.

Dear Shareholder:

By now, you should have received the proxy statement or an email regarding the 2019 Annual Meeting of BioDelivery Sciences International that is scheduled to be held on Thursday, July 25, 2019. The meeting is now less than two weeks away.

As Chief Executive Officer and Board Director of BioDelivery Sciences, I am writing to you today to ask for your support by voting in accordance with the recommendations of the Board on all proposals.    According to our latest records, your shares have not been voted.

Your vote is important, regardless of the number of shares you own. Please take the time TODAY to vote via the internet, telephone OR sign, date and return the enclosed voting instruction form at your earliest convenience.

If you have any questions or require assistance in voting your shares or changing your vote, please contact our proxy solicitor, Laurel Hill Advisory Group, at 888-742-1305.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation. Our Proxy Statement, this supplemental proxy material and our 2018 Annual Report, are available at http://www.bdsiproxy.com.

Sincerely,

Herm Cukier

Chief Executive Officer and Board Director